Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is between Christopher Hocevar (“you”) and Cigna Corporation, a Delaware corporation (“the Company”).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in this Agreement.  Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.

1.            Your Termination Date.

Your employment with Cigna will end on October 12, 2018 (“Termination Date”).  You agree to be available until your Termination Date to assist with transition and other matters, as deemed necessary by the Company.

2.            Your Promises to the Company.

a.                                     “Cigna” means, as used throughout this Agreement, Cigna Corporation and any subsidiaries or affiliates of Cigna Corporation.

b.                                    On or before your Termination Date, you will return to Cigna any Cigna property that you now have, except for your at-home printer (for example: identification card, access card, office keys, computer, cell phone, company manuals, office equipment, records and files).  You will remain subject to Cigna’s policies and procedures, including its Code of Ethics.  You also agree that, by signing this Agreement, you are formally resigning from all officer or director positions you hold with Cigna effective on your Termination Date and will sign any additional paperwork that may be required by Cigna or law to effectuate such resignation.

c.                                     You agree that, other than in the good faith performance of your services to Cigna before your Termination Date, you will not, without first obtaining Cigna’s written permission, (i) disclose any Confidential Information to anyone other than Cigna employees who have a need to know the Confidential Information or (ii) use any Confidential Information for your benefit or for the benefit of any other person, firm, operation or entity unrelated to Cigna.  “Confidential Information” means all information that is (i) disclosed to or known by you as a consequence of or through your employment with Cigna, and (ii) not generally known to persons, corporations, organizations or others outside of Cigna.  Confidential Information includes, but is not limited to, technical or non-technical data, intellectual property, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, Cigna strategy plans of any kind, or other data or information regardless of format that constitutes a trade secret or is otherwise treated as being confidential or proprietary information by Cigna.  It shall not, however, be a violation of this paragraph for you to provide Confidential Information to any federal, state or local governmental agency or commission, including but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), or the Securities and Exchange Commission (“SEC”).  After an item of Confidential Information has become public knowledge, you shall have no further obligation under this paragraph 2.c regarding that information so long as you were not responsible, directly or indirectly, for permitting the information to become public knowledge in violation of this paragraph or without Cigna’s consent. You agree that such Confidential Information is and remains the sole property of Cigna, and that you will return all Confidential Information following termination of your employment.

Notwithstanding any other provisions of this paragraph 2.c. or this Agreement, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (i) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If you file a lawsuit for retaliation by Cigna for reporting a suspected violation of law, you may disclose such trade secret to your attorney and use the trade secret information in related court proceedings, provided that you file any document containing the trade secret information under seal and do not disclose the trade secret, except pursuant to court order.

d.                                   Non-Competition and Non-Solicitation Covenants

(1)                              For one year after your Termination Date, you will not, within any part of the United States or any other country where Cigna currently conducts business (i) provide services (as an employee, consultant, independent contractor, or in any other capacity) for or on behalf of any business, entity or company that provides products or services that compete with those provided by Cigna (“Competitor”), including but not limited to the following: health care and benefits-related products and administration services; pharmacy benefit management and related products and services; group disability insurance and administration services; and life and accident insurance and related products and services (collectively, “Competitive Services”); (ii) own or operate a business that provides Competitive Services; or (iii) work for or become employed by a

Competitor.  The restrictions described in this paragraph 2.d(1) shall be extended for an additional one year – totaling two years from your Termination Date – for the following companies and their subsidiaries and affiliates (“Designated Competitors”):  Aetna Inc.; Anthem, Inc.; CVS Health Corporation; Diplomat Pharmacy Inc.; Health Care Service Corporation; Humana Inc.; MedImpact Healthcare Systems, Inc.; Prime Therapeutics, LLC.; UnitedHealth Group; Unum Group; and Walgreens Boots Alliance, Inc.  Cigna agrees that beginning on July 1, 2019, you may request that Cigna waive the remaining duration of this non-competition restriction for any Competitor other than the Designated Competitors.  Any request for a waiver shall be directed to Cigna’s Executive Vice President of Human Resources and Services.  Cigna’s consent to any such request will not be unreasonably withheld.

(2)                              For two years after your Termination Date, you will not, within any part of the United States or any other country where Cigna currently conducts business, solicit (as defined below) any Cigna employees either to terminate employment with Cigna or to become employed as an employee or independent contractor by you or by any business that you may become employed by or affiliated in any way with after leaving Cigna.  “Solicit” means (with respect to employees) to entice, encourage, persuade, or attempt to entice, encourage, or persuade, or to try to hire, refer for hire, or assist in hiring.

This paragraph 2.d(2) shall not apply to receiving applications for employment submitted by Cigna employees in response to general advertisements or to applications submitted voluntarily by Cigna employees; provided that, prior to the submission of applications for, or offers of, employment, such Cigna employees have not been Solicited by you or by anyone acting on your behalf and that you have not been involved, either directly or indirectly, in hiring the Cigna employee or identifying the Cigna employee as a potential recruit.

(3)                              For two years after your Termination Date, you will not, within any part of the United States or any other country where Cigna currently conducts business, hire any Cigna employee.

(4)                              For one year after your Termination Date, you will not, within any part of the United States or any other country where Cigna currently conducts business, solicit in any manner any Covered Customers (as defined below) or Covered Vendors (as defined below) to (i) terminate or alter their business dealings with Cigna; (ii) reduce the volume of their business dealings with Cigna; or (iii) enter into any new business arrangements with you or any business or enterprise with which you may become employed or affiliated in any way after leaving Cigna, if such business arrangements would compete with, or adversely affect, any business arrangements that the Covered Customer or Covered Vendor has with Cigna or has been planning to establish during the three-month period prior to your Termination Date.

“Solicit” means to entice, encourage, or persuade, or to attempt to entice, encourage, or persuade.

“Covered Customers” means any and all of the customers of Cigna who were customers during the 12-month period ending on your Termination Date and with whom/which you dealt or had material contact in connection with Cigna business during and by virtue of your employment with Cigna.

“Covered Vendors” means any and all of the vendors of Cigna who were vendors during the 12-month period ending on your Termination Date and with whom/which you dealt or otherwise had material contact during and by virtue of your employment with Cigna, including but not limited to providers or collaborative accountable care organizations that contract with Cigna.

e.                                     You acknowledge and agree that you have, and in the past have had, access to Cigna’s Confidential Information, that you handle matters throughout the United States, that Cigna’s business competes on a global basis, that Cigna’s sales and marketing plans are for continued expansion throughout the United States and globally, and that the global nature of the non-compete and non-solicitation restrictions contained in paragraph 2.d and the time limitations contained in paragraph 2.d are reasonable and necessary to protect Cigna’s legitimate business interests and Confidential Information.  You further agree that if any court or arbitrator determines that paragraph 2.d or any part of it is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power and authority to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

f.                                      You agree to cooperate with Cigna in all investigations, litigation and arbitrations of any kind (including, but not limited to, governmental or regulatory investigations or inquiries), to assist and cooperate in the preparation and review of documents and in meetings with Cigna attorneys for any purpose (including, but not limited to, deposition and/or trial preparation), and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, or arbitration proceeding involving Cigna and with respect to which you have relevant information.  To the extent Cigna has any influence or control over the timing of such matters, Cigna agrees to try to arrange mutually convenient times for your cooperation so as to accommodate your personal and professional needs and obligations.  Cigna will reimburse you, upon production of appropriate receipts and in accordance with Cigna’s then existing Business Travel Reimbursement Policy, the reasonable business expenses (including coach air transportation, hotel, and, similar expenses) incurred by you in connection with such assistance. All receipts for such expenses must be presented for reimbursement within 60 days after the expenses are incurred in providing such assistance.

g.                                    You agree that you will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way Cigna’s integrity, business reputation, or performance, or disparages any of Cigna’s directors, officers, or employees, including but not limited to David Cordani, Cigna’s Chief Executive Officer (“Cordani”), and John Murabito, Cigna’s Executive Vice President of Human Resources and Services (“Murabito”).  Cigna agrees that Cordani and Murabito will not at any time make any verbal or written statement, whether in public or private, that disparages your integrity, reputation or performance.  It shall not, however, be a violation of this paragraph for you, Cordani, Murabito, or any of Cigna’s directors, officers, or employees, to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over Cigna’s business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information, (ii) to the extent necessary concerning any litigation, arbitration or mediation involving this Agreement or enforcement of this Agreement, or (iii) in connection with any proceeding or investigation conducted by a federal, state or local government agency, including but not limited to, the EEOC, the DOL, or the SEC. It shall not constitute disparagement under this paragraph 2.g for you, Cordani, Murabito, or any of Cigna’s directors, officers, or employees to make internal or external announcements regarding your separation from Cigna that are consistent with what has been mutually agreed upon by you and Cigna as set forth in the attached Exhibit B.

h.                                    You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (i) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information or (ii) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities or securities convertible into such securities. Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, Cigna securities or securities convertible into Cigna securities, including with respect to your Cigna 401(k) account, while in possession of material Confidential Information regarding Cigna, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement.)  If you consummate a transaction involving Cigna securities (or securities convertible into Cigna securities) after your Termination Date, you will file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the Securities Exchange Act of 1934, as amended.

i.                                        If you have received any payment from Cigna that you were not entitled to receive (an “overpayment”), or you owe Cigna money for any reason, you hereby authorize the Company to deduct such overpayment or money owed from the amount of your severance payment(s) described in paragraph 3.e below.  Cigna is currently not aware of any deductions that would be required under this paragraph 2.i.

j.                                        You expressly agree that compliance with the provisions of this Section 2 is a material term of this Agreement.  You agree that if you violate any provision of this Section 2, you shall forfeit any unpaid amounts described in Section 3 (other than paragraphs 3.a and 3.c), and you shall return to the Company any amounts previously paid under Section 3 (other than paragraphs 3.a and 3.c), and the Company shall have no further obligation to you.  The foregoing consequences of breach of Section 2 shall be in addition to any other remedies the Company may have under applicable law.

3.                                    Your Severance Arrangements.

a.                                     The Company will continue to pay you a salary at your current regular salary rate until your Termination Date, and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs and your applicable elections.  You agree to be available until your Termination Date to assist with transition and other matters, as deemed necessary by the Company.

b.                                    You understand and agree that you will not be covered by the Cigna Short-Term Disability Plan or Cigna Long-Term Disability Plan after your Termination Date.

c.                                     You will continue to accrue Paid Time Off through your Termination Date.  Your earned but unused Paid Time Off will be paid on the first payroll date after the Termination Date.

d.                                   If you die before the Company pays you all amounts due under Section 3 of the Agreement, the remaining amounts will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death, but in no event later than March 15, 2019.  (However, plan benefits under paragraph 3.h, SPS payments under paragraph 3.i, and vested option exercises under paragraph 3.j will be payable under the terms of the applicable plan.)  If you have no surviving spouse, the payment will be made to your estate.  If you die before your Termination Date, the date you die will automatically be your new Termination Date (but the lump sum payment shall include unpaid salary calculated as if you had remained alive and employed until the original Termination Date).

e.                                     The Company will make payments to you totaling $2,375,000 (less applicable withholding), as follows:

(1)                              $116,346, payable in one initial installment of $10,576.92 and five bi-weekly installments of $21,153.85 during the period from the Termination Date through December 31, 2018.  Payment will begin within 30 days after the Termination Date, and the first payment will include any unpaid installments for the period between the Termination Date and the first installment.

(2)                              $500,000, which is equal to your 2018 target bonus, payable in a lump sum between January 1, 2019 and March 15, 2019.

(3)                              $1,758,654, payable in a lump sum between January 1, 2019 and March 15, 2019.

f.                                      None of the payments described in this Section 3, except for salary payments under paragraph 3.a, will be treated as eligible earnings for any benefits purposes, and salary payments will be treated as eligible earnings only to the extent provided by the terms of the applicable benefit plan.

g.                                    Any coverage you have under the Cigna Medical Plan or Cigna Dental Plan on your Termination Date will expire at the end of the month containing your Termination Date, subject to your ability to elect COBRA coverage under the terms of the applicable plan.  You may convert certain group benefits coverages to individual coverages under the terms of the Company’s benefits program.  The Company will pay 65% of the cost of your COBRA Medical Plan coverage only (not Dental) for the months of November and December 2018.  After December 2018, you will pay the full COBRA rates.

h.                                    Any benefits you may have earned under the Cigna Deferred Compensation, Pension, Supplemental Pension, 401(k) and Supplemental 401(k) Plans or other deferred payment arrangements will be paid to you under the terms and provisions of those plans and arrangements.

i.                                        You will be entitled to retain the following Strategic Performance Shares (SPS) that have been awarded to you:

•                                         2,506 SPS for the 2016-18 performance period

•                                         4,191 SPS for the 2017-19 performance period

•                                         4,460 SPS for the 2018-20 performance period

The amount payable with respect to the SPS will be based on achievement of the applicable performance goals and will be paid at the time and under the conditions specified in the Cigna Long-Term Incentive Plan and your applicable grant agreement, subject to your compliance with the terms of the Cigna Long-Term Incentive Plan, your grant agreements and this Agreement.  This paragraph 3.i shall supersede any provisions of the applicable grant agreements to the contrary.

j.                                        Any unvested options on Cigna Corporation stock that you hold will be forfeited and cease to be outstanding on the Termination Date.  Any options that vest before the Termination Date will be exercisable according to the terms of the applicable plan and your applicable grant agreement, including the terms and conditions that you must continue to honor.  You may exercise vested options only in accordance with the terms of the plan and grants and subject to Cigna Corporation’s Insider Trading Policy, to the extent applicable.

k.                                    You confirm and agree that (i) the amounts payable pursuant to paragraphs 3.i and 3.j above represent all amounts that may be payable to you under Cigna Corporation equity grants, (ii) you have no further rights with respect to such equity grants, including upon a change in control of the Company, (iii) your termination of employment is not a Termination Upon a Change of Control under the Cigna Long-Term Incentive Plan and any grant agreements, and (iv) you are not eligible for benefits under the Cigna Executive Severance Benefits Plan.  You confirm and agree that you have waived any change in control benefits pursuant to the change of control waiver letter dated March 5, 2018, a copy of which is attached hereto as Exhibit A.

l.                                        The Company will provide you with outplacement services up to $ 15,000, in accordance with the Company’s standard program for executive level employees, which outplacement services shall be provided by Lee Hecht Harrison.  In no event will such services extend beyond the last day of the second year following the year in which your Termination Date occurs.

m.                                No executive financial services benefits will be provided after your Termination Date.

n.                                    You will receive no other money or benefits from Cigna, except as provided in this Agreement.

o.                                    Any payments under this Section 3 are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended) and the regulations thereunder (Section 409A).  Notwithstanding anything herein to the contrary, if any payments under this paragraph 3 are subject to Section 409A, (i) such payments shall only be made in a manner and upon an event permitted under Section 409A, (ii) such payments shall only be made upon a “separation from service” under Section 409A, and (iii) in no event shall you, directly or indirectly, designate the calendar year in which any such payment is made except in accordance with Section 409A.  In no event shall Cigna be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

4.                                    Acknowledgment and Release of Claims.

a.                                     You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the EEOC, DOL, and state or local human rights agencies.  Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act (ERISA); 42 U.S.C. Section 1981; the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA), state and local human or civil rights laws, and other statutes that regulate employment, as each may have been amended, and the common law of contracts and torts.  You acknowledge that Cigna has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you; (iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that Cigna has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (i) all salary, wages, bonuses and other compensation that might be due to you; and (ii) all reimbursable expenses, if any, to which you may be entitled and if not, that you agree to bring to the attention of Cigna in writing any such unpaid amount(s) of compensation or expenses claimed to still be due or owing before signing this Agreement.

b.                                    On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge Cigna, and its successors, assigns, subsidiaries, affiliates, shareholders, directors, officers, representatives, agents and employees, and the various plan fiduciaries for the benefit plans maintained by or on behalf of Cigna (collectively, Released Persons) from all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, arising out of or related to your employment with, or termination of employment from, Cigna.  To the fullest extent permitted by law, this release includes, but is not limited to: (i) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (ii) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (iii) claims under any federal, state or local constitutions, statutes, rules or regulations; (iv) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (v) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice.

For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed.  You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein.  Nevertheless, it is your intention fully, finally, and forever to settle and release all such matters, and all claims related to such matters, which, may now exist or which may have previously existed between you and any Released Person, whether suspected or unsuspected.  You agree that this Agreement shall remain in effect as a full and complete release of all such matters, even if any additional or different related claims or facts exist now or are later discovered.

You also understand that by signing this Agreement you are giving up any right to become, and you are promising not to agree to become, a member of any class in a case in which claims are asserted against any Released Person if those claims are related in any way to your employment with or termination of employment from Cigna, and involve events that happened on or before the date you signed this Agreement.  If, without your prior knowledge and consent, you are made a member of a class in any such case, you will opt out of the class at your first opportunity after you learn of your inclusion.  You agree to sign, without objection or delay, any “opt-out” form presented to you either by the court in which the case is pending or by counsel for any Released Person made a defendant in the case.

c.                                     This release does not include (and you and are not releasing):

(1)                              any claims against the Company for promises it is making to you in this Agreement;

(2)                              any claims for employee benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which Cigna participates (but your release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement and any claims for benefits beyond those provided under the terms of the applicable plan);

(3)                              any claims that may arise after the date you sign the Agreement;

(4)                              any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable;

(5)                              any rights you have under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law if any judgment is entered against you as a result of any act or failure to act for which you and the Company are jointly liable; and

(6)                              any claims that you did not knowingly and voluntarily waive your rights under the ADEA.

5.                                    No Admission of Wrongdoing.

Just because the Company is entering into this Agreement and paying you money, neither the Company nor any Released Persons are admitting that they have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.  Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

6.                                    Applicable Law and Exclusive Forum.

This Agreement, including the promises contained in paragraphs 2.c. and 2.d of this Agreement (the “Covenants”), will be interpreted, enforced and governed under the laws of the State of Delaware (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any employee benefits shall be subject to the terms of the applicable benefit plans and the provisions of ERISA.  Any lawsuit arising out of or relating to the Covenants shall be brought exclusively in a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction over the dispute, and you and Cigna expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that each might otherwise have in such a lawsuit.

7.                                    Final and Entire Agreement; Amending the Agreement.

This Agreement is intended to be the complete, final and entire Agreement between you and the Company.  It fully replaces all earlier agreements or understandings.  However, it does not replace the terms of any:

a.                                     Cigna stock or option grant you might have received or the terms of any employee benefit plan, subject to the terms of Sections 2 and 3 of this Agreement;

b.                                    Arbitration agreement that you currently have with Cigna which shall remain in full force and effect; or

c.                                     Other agreement you might have entered into with the Company that requires you to pay back money to the Company, or that authorizes the Company to deduct money from your pay, when your employment terminates or at any other time.

Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.

Any amendment to this Agreement must be in writing and signed by both you and the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought.  No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.  If any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.

8.                                    Your Understanding.

By signing this Agreement, you admit and agree that:

a.                                     You have read this Agreement.

b.                                    You understand it is legally binding, and you were advised and, by virtue of this Agreement are further advised, to review it with a lawyer of your choice.

c.                                     You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.                                   You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e.                                     You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.                                      You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

9.                                    Revoking the Agreement.

You have seven calendar days from the date you sign this Agreement to revoke and cancel it.  To do that, a clear, written cancellation letter, signed by you, must be received by Kristen Gorodetzer, Cigna Corporation, 1601 Chestnut Street TL05Z, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement.  The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

10.                            If Legal Action Is Started by You.

You understand and agree that the Company’s main reason for entering into this Agreement is to avoid lawsuits and other litigation.  Therefore, if any legal action covered by this Agreement is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim (or fail to opt out of a class action that includes you) within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a.                                     You may forfeit all or any portion of the amounts due hereunder;

b.                                    You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under Section 3 (except paragraphs 3.a and 3.c); and

c.                                     You agree to pay the Company the reasonable costs and attorneys’ fees it incurs in defending such action.

You represent that you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement.  (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by Section 4 above is illegal, void or unenforceable, the Company may require you to execute promptly a release that is legal and enforceable and does not extend to claims not released under Section 4.  If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void and any money paid to you by the Company under Section 3 (except paragraphs 3.a and 3.c) and not previously returned to the Company will be treated as an overpayment.  You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%.  However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This Section 10 does not apply to anything of value given to you for which you actually performed services and by law you are entitled to receive.

Neither this Section 10, nor anything else in this Agreement is intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, furnishing information to, or participating in an investigation conducted by the EEOC, the DOL, the SEC or any comparable federal, state or local governmental agency; provided however, that, with the exception of any whistleblower award from the SEC, you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement.  You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.

11.                            Representations.

The Company represents and warrants that (i) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable Cigna plans); (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

12.                            Notices.

Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the applicable address specified below (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this Section 12).  Such communication shall be addressed to you as follows (unless you have made an address change in accordance with this Section 12):

Christopher Hocevar

88 E. Mountain Rd.

Canton, CT 06019

and to the Company or Cigna as follows:

Executive Compensation

Cigna Corporation

1601 Chestnut Street TL05Z

Philadelphia, PA, 19192

However, Cigna and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

13.                            Successors and Assigns.

This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred without your consent pursuant to an acquisition, merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law.  For the avoidance of doubt, this Agreement shall be binding upon and inure to the benefit of the successors to the Company and its subsidiaries resulting from the mergers and other transactions contemplated by the Merger Agreement referred to in Exhibit A.  Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of Cigna or the Company.  If you die or a court determines you are legally incompetent, all references in this Agreement to “you” shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

14.                            Injunctive Relief.

You agree that (i) any breach or threatened breach of the Covenants would cause irreparable injury to Cigna; (ii) monetary damages alone would not provide an adequate remedy; (iii) in addition to any other relief available at law or equity, Cigna shall be entitled to injunctive relief and/or to have the Covenants specifically enforced by a court of competent jurisdiction (without the requirement to post a bond); and (iv) these remedies are cumulative and in addition to any other rights and remedies Cigna may have at law, in equity or pursuant to any other agreement.

15.                            When Effective.

This Agreement is not effective or binding on either party until fully signed by both parties.  This Agreement may be executed by the parties in counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but both such counterparts will together constitute one and the same document.

The persons named below have signed this Agreement on the dates shown below:

September 26, 2018	/s/ Christopher Hocevar
Date	Christopher Hocevar

September 26, 2018	/s/ John Murabito
Date	John Murabito
on behalf of the Company